Exhibit 10.15

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the “Agreement”) is dated 14 May 2020 (the “Effective Date”) by and between:

(1)	BITFURY TECHNOLOGY INC., a corporation incorporated and existing under the laws of the Province of British Columbia, with its registered office is at 550 Burrard Street, Suite 2300, Bentall 5, Vancouver, British Columbia V6C 2B5, Canada (“Bitfury”, the “Tenant” or the “Assignor”);

(2)	JOSEPH G. GASCHNITZ, an individual residing in or near the Town of Drumheller, in the Province of Alberta, Canada (“Gaschnitz” or the “Landlord”); and

(3)	HUT 8 HOLDINGS INC., an amalgamated corporation existing under the laws of the Province of British Columbia, with its principal place of business at 666 Burrard Street, Suite 1700, Vancouver, British Columbia, V6C 2X8 Canada (“Hut 8” or the “Assignee”),

Each individually referred to as a “Party”, collectively - as the “Parties” and the Assignor and Gaschnitz together – the “Original Parties”.

RECITALS:

A.	WHEREAS, Gaschnitz and Bitfury are parties to a Lease Agreement dated 8 May 2017, as amended by a Lease Amending Agreement dated 8 December 2017 (as amended, the “Lease”) pursuant to which Gaschnitz as agreed to lease certain lands to Bitfury;

B.	WHEREAS, the Assignor had entered into a written agreement with Hut 8 Mining Corp. (“Hut 8 Parent”) to assign the Lease to Hut 8 Parent, but it was the intention of Hut 8 Parent that the Lease be assigned to Hut 8;

C.	WHEREAS, the Assignor proposes to transfer its entire right, title and interest in and to the Lease in whole, whenever created or incurred, whether before, on or after the Effective Date (the “Assigned Interest”) and all obligations of the Assignor arising from or in connection with the Lease in whole, whenever created or incurred, whether before, on or after the Effective Date, (the “Assigned Obligations”) to the Assignee, and the Assignee agrees to take such assignment of the Assigned Interest and the Assigned Obligations under the Lease;

D.	WHEREAS, the Assignor is permitted to assign its rights and obligations under the Service Agreement with the prior written consent of Gaschnitz, which is hereby being granted; and

E.	WHEREAS capitalised terms used but not defined in this Agreement have the meanings ascribed to them in the Service Agreement,

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the Parties hereto agree as follows:

1.	ASSIGNMENT

1.1	The Assignor assigns, transfers, sets over and conveys to the Assignee, and the Assignee accepts, as of the Effective Date, the assignment of the Assigned Interest and all the benefits and advantages to be derived therefrom, to hold same to the Assignee for its sole use and benefit.

1.2	The Assignor assigns, transfers and conveys the Assigned Obligations to the Assignee, and the Assignee hereby assumes, as of the Effective Date, the Assigned Obligations and other terms and conditions of the Service Agreement.

1.3	Gaschnitz hereby consents to the assignment of the Assigned Interest and the Assigned Obligations, as well as all other terms and conditions of the Service Agreement from the Assignor to the Assignee.

1.4	The Parties further agree that, by executing the present Agreement, Bitfury is hereby deemed to have sufficiently and finally met its obligations under Clause 11.1(b) of the Lease with respect to effecting an assignment. However, Bitfury shall provide any information reasonably requested by the Landlord for the purposes of assessing the business, standing and financial stability of the Assignee, which any such potential request of the Landlord will not affect the validity of the assignment hereunder.

1.5	For the avoidance of doubt, the Parties hereby agree that, despite the assignment hereunder, Bitfury shall be fully and finally released from its obligations under and in relation to the Lease notwithstanding anything to the contrary under Clauses. 11.1(c) or Clause 11.1(g) of the Lease.

1.6	The Original Parties hereby jointly and severally represent and warrant to Assignee that the Lease is a good, valid and subsisting lease and the rent thereby reserved has been paid up to the Effective Date and the covenants and conditions therein contained have been observed and performed by the Assignor up to the Effective Date.

2.	CONSIDERATION

2.1	The Parties acknowledge receipt of good and sufficient consideration. The assignment hereunder shall be effected without requirement for payment by any Party for such assignment.

2.2	Any and all deposits (or submissions or payments to the similar effect) made by Bitfury under or in connection with the Lease and, in particular, under Clause 9.2 (Deposit) of the Lease as of the Effective Date shall be transferred to the Assignee and the Assignee shall reimburse Bitfury for an equivalent amount of any such deposit(s) (or submission(s) or payment(s)) along with any interest accrued thereon within the time periods and according to the terms and conditions for such reimbursement as agreed between Bitfury and the Assignee in that Amended and Restated Equipment and Transfer Agreement dated effective the October 9, 2019.

2.3	Bitfury shall be responsible for all costs, charges, penalties or similar fees arising out of or related to this Assignment except for any legal and advisory fees incurred by Assignee.

3.	NOTICES

3.1	Each of the parties hereto will from time to time and at all times hereafter, do and perform all such further acts and execute and deliver all such further assignments, notices, releases and other documents and instruments, as may be reasonably required to more fully effect and assure the assignment of the Assigned Interest, the Assigned Obligations and the Service Agreement as a whole to the Assignee.

3.2	The address of the Assignee for all notices and other communication under the Agreement, will be:

Hut 8 Holdings Inc.

666 Burrard Street, Suite 1700

Vancouver, British Columbia, Canada

V6C 2X8

Attention: Director

4.	LEASE AMENDMENT

4.1	The Assignee and the Landlord agree that the following amendments shall be made to the Lease effective as of the Effective Date:

(a)	Notwithstanding anything in the Lease to the contrary, the Term of the Lease shall be and is hereby extended for a further period of three (3) years commencing on May 14, 2020 and expiring on May 13, 2023 (the “First Extension Term”). The Landlord and the Tenant hereby covenant and agree that the definition of “Term” set out in the Lease is amended to include the First Extension Term.

(b)	Notwithstanding the use of the terms “Minimum Rent” and “Additional Rent”, during each year of the First Extension Term, the Tenant shall pay to the Landlord each and every month during the First Extension Term, in equal monthly installments in advance on the first day of each month of the First Extension Term, annual gross rent with respect to the Demised Premises in the amount of $6,000.00 based on an annual gross rent of $72,000.00.

(c)	Annual gross rent shall include all costs for which the Tenant was otherwise liable under Section 5.3 of the Lease (excepting Sales Taxes, for which the Tenant shall remain liable throughout the First Extension Term). The Landlord shall be responsible for making the timely payment of all property taxes or any other assessments levied against the Property. In the event the Landlord fails to make such payments, Tenant may, but shall not be obligated to make such payments upon the Landlord’s behalf and the Landlord shall forthwith reimburse Tenant upon receipt of reasonable evidence of Tenant to such effect.

(d)	In relation to the Tenant’s surrender an Initial Reclamation and Final Reclamation obligations, the Tenant shall not be obliged to pay rent following the Initial Reclamation and during the Landlord’s growing season, UNLESS the crops planted are not reasonably similar in quality (as provided in Section 3(b) of the Lease Amending Agreement, in which case the Tenant shall pay rent for that period as provided in the Lease Amending Agreement, FURTHER, the Landlord’s crops planted in that growing season must be the same as the crops planted on the surrounding lands (such that the yield comparison is accurate) and in the event the Landlord elects not to plant crops during that growing season, then the Full Reclamation shall be deemed to have occurred.

(e)	The Landlord and Tenant confirm that the Schedule B attached to this Assignment Agreement sets out the Schedule “A” to the Lease, outlining in red the Demised Premises, comprising 10 acres.

(f)	Paragraph 3 of Section 9.2 of the Lease is amended such that the Tenant may hold the Deposit with its solicitors or a recognized trust company, upon escrow terms acceptable to the Landlord, acting reasonably.

5.	GOVERNING LAW AND JURISDICTION

5.1	This Agreement and any contractual and non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the Province of Alberta and the Courts of the Province of Alberta shall have exclusive jurisdiction and the Parties hereto irrevocably attorn to such jurisdiction.

6.	MISCLEANEOUS

6.1	This Agreement will inure to the benefit of and is binding on the Parties hereto and their respective successors and permitted assigns.

6.2	This Agreement may be executed in any numbers of counterparts. This Agreement may be created, retained, or otherwise dealt with in digital or other intangible form of any format (including PDF), and may be delivered, transmitted, or otherwise dealt with by any digital or other intangible means (including by email, facsimile, or otherwise). Each digital or other intangible form of this Agreement, and each copy and printout thereof, is hereby declared and agreed to be as valid and effective as a manually signed agreement. When a counterpart has been executed and delivered by each of the parties hereto, all executed counterparts together will constitute one agreement and will have the same force and effect as if all the Parties had executed and delivered the same agreement.

(Signature Page Follows)

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

BITFURY TECHNOLOGY INC.

Per:	/s/ Olegs Blinkovs
Name:	Olegs Blinkovs
Title:	Director

JOSEPH G. GASCHNITZ

Per:	/s/ Joseph G. Gaschnitz
Name:
Title:

HUT 8 HOLDINGS INC.

Per:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	CEO

[Signature Page to the Lease Assignment Agreement]

SCHEDULE A

THIS IS SCHEDULE A TO THE ASSIGNMENT AGREEMENT MADE EFFECTIVE 14 MAY 2020 AMONG BITFURY TECHNOLOGY INC., JOSEPH G. GASCHNITZ AND HUT 8 HOLDINGS INC.

THE LEASE AGREEMENT

On 8 May 2017, Bitfury Technology Inc. and Joseph G. Gaschnitz entered into a Lease Agreement, which they amended by a Lease Amending Agreement on 8 December 2017.

According to the Lease Agreement, as amended, Gaschnitz as agreed to lease certain lands to Bitfury. In particular, Joseph G. Gaschnitz leased 10 (ten) acres of area to Bitfury Technology Inc. in the following property owned by Joseph G. Gaschnitz:

THE SOUTH EAST QUARTER OF SECTION TWENTY SEVEN (27)

IN TOWNSHIP TWENTY NINE (29)

RANGE TWENTY (20)

WEST OF THE FOURTH MERIDIAN, AS SHOWN ON THE

TOWNSHIP PLAN APPROVED AT OTTAWA 3RD NOVEMBER 1908

CONTAINING 64.3 HECTARES (159 ACRES) MORE OR LESS

EXCEPTING THEREOUT THE ROADWAY AS SHOWN ON PLAN 6667GX

CONTAINING .809 HECTARES (2 ACRES) MORE OR LESS

EXCEPTING THEREOUT ALL MINES AND MINERALS

SCHEDULE B

SCHEDULE A TO THE LEASE

MAP – 4;20;29;27;SE

[NTD: Landlord and Tenant to outline in red the location of the Demised Premises and initial this Schedule B]